As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WildHorse Resource Development Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-3470246
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9805 Katy Freeway, Suite 400

Houston, TX 77024

(Address of Principal Executive Offices, Including Zip Code)

WildHorse Resource Development Corporation

2016 Long Term Incentive Plan

(Full Title of the Plans)

Kyle N. Roane

Executive Vice President, General Counsel and Corporate Secretary

9805 Katy Freeway, Suite 400

Houston, TX 77024

(713) 568-4910

(Name, Address and Telephone Number of Agent For Service)

copies to:

Douglas E. McWilliams

Michael S. Telle

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.01 per share (“Common Stock”)	10,463,750 shares (2)	$15.00	$156,956,250	$18,191.23

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the adjustment provisions of the WildHorse Resource Development Corporation 2016 Long Term Incentive Plan (the “Plan”).
(2)	WildHorse Resource Development Corporation (the “Registrant”) is filing this Form S-8 Registration Statement (the “Registration Statement”) to register an aggregate of 10,463,750 shares of Common Stock that may be delivered with respect to awards under the Plan, which shares consist of (a) 9,512,500 shares of Common Stock reserved and available for delivery with respect to awards under the Plan and (b) 951,250 shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the Common Stock being registered hereby is based on a price of $15.00 per share, which is the offering price per share of Common Stock in connection with the initial public offering of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such documents with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-214569) on December 15, 2016, relating to the Registrant’s Form S-1 Registration Statement (File No. 333-214569), originally filed with the Commission on November 10, 2016;

(b)	All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form S-1 Registration Statement referred to in (a) above; and

(c)	The description of the Common Stock included in the Registrant’s Form 8-A (File No. 001-37964), filed with the Commission on December 12, 2016, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s amended and restated certificate of incorporation and the Registrant’s amended and restated bylaws contain provisions that limit the liability of its directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Registrant has entered into or will enter into indemnification agreements with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act that may be incurred by them in their capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant, its general partner or their affiliates, or the Registrant’s or its general partner’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant, its general partner or any of their affiliates acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

The above discussion of the DGCL, the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements and the Registrant’s maintenance of directors’ and officers’ liability insurance and the Plan is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 16, 2016.

WildHorse Resource Development Corporation

By:	/s/ Jay C. Graham
Name: Jay C. Graham
Title: Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Jay C. Graham, Andrew J. Cozby and Kyle N. Roane, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their capacities indicated on December 16, 2016.

Signature	Title

/s/ Jay C. Graham	Chief Executive Officer
Jay C. Graham	(Principal Executive Officer)

/s/ Andrew J. Cozby	Executive Vice President and Chief Financial Officer
Andrew J. Cozby	(Principal Financial Officer)

/s/ Terence Lynch	Senior Vice President and Chief Accounting Officer
Terence Lynch	(Principal Accounting Officer)

Signature	Title

/s/ Anthony Bahr
Anthony Bahr	President and Director

/s/ Richard D. Brannon
Richard D. Brannon	Director

/s/ Scott Gieselman
Scott Gieselman	Director

/s/ David W. Hayes
David W. Hayes	Director

/s/ Tony R. Weber
Tony R. Weber	Director

/s/ Jonathan M. Clarkson
Jonathan M. Clarkson	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Certificate of Incorporation of WildHorse Resource Development Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 Registration Statement (File No. 333-214569) filed with the Commission on November 10, 2016).

4.2	Form of Amended and Restated Certificate of Incorporation of WildHorse Resource Development Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 Registration Statement (File No. 333-214569) filed with the Commission on November 10, 2016).

4.3	Bylaws of WildHorse Resource Development Corporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-1 Registration Statement (File No. 333-214569) filed with the Commission on November 10, 2016).

4.4	Form of Amended and Restated Bylaws of WildHorse Resource Development Corporation (incorporated by reference to Exhibit 3.4 to the Registrant’s Form S-1 Registration Statement (File No. 333-214569) filed with the Commission on November 10, 2016).

4.5	WildHorse Resource Development Corporation 2016 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37964) filed with the Commission on December 16, 2016).

4.6	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Form S-1 Registration Statement (File No. 333-214569) filed with the Commission on November 23, 2016).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of KPMG LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of KPMG LLP.

23.4*	Consent of Ernst & Young LLP.

23.5*	Consent of Ernst & Young LLP.

23.6*	Consent of Ernst & Young LLP.

23.7*	Consent of Cawley, Gillespie & Associates, Inc.

23.8*	Consent of Cawley, Gillespie & Associates, Inc.

23.9*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.